EXHIBIT 2.1

[FORM OF AGREEMENT]

THE RANK GROUP PLC

RANK GROUP FINANCE PLC

U.S.$750,000,000 Shelf Amount

Guaranteed Senior Notes Issuable in Series

U.S.$482,000,000

£35,000,000

Floating Rate Series 2003-1 Tranche A Guaranteed Senior Notes due 2007

5.39% Series 2003-1 Tranche B Guaranteed Senior Notes due 2010

6.11% Series 2003-1 Tranche C Guaranteed Senior Notes due 2013

6.50% Series 2003-1 Tranche D Guaranteed Senior Notes due 2013

6.31% Series 2003-1 Tranche E Guaranteed Senior Notes due 2015

NOTE AND GUARANTEE AGREEMENT

Dated as of May [•], 2003

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6.	REPRESENTATIONS OF THE PURCHASERS.		14
	6.1.	Purchase for Investment.	14
	6.2.	Source of Funds.	14
	6.3.	Confirmation of Tax Status of Qualified Holder.	16

7.	INFORMATION AS TO THE OBLIGORS.		16
	7.1.	Financial and Business Information.	16
	7.2.	Officer's Certificate.	19
	7.3.	Inspection.	19

8.	PREPAYMENT OF THE NOTES; INTEREST.		20
	8.1.	Interest.	20
	8.2.	Maturity.	21
	8.3.	Optional Prepayments.	21
	8.4.	Prepayment in Connection with a Payment under Section 13.	21
	8.5.	Notices, Etc.	22
	8.6.	Allocation of Partial Prepayments.	23
	8.7.	Maturity; Surrender, etc.	23
	8.8.	Purchase of Notes.	23
	8.9.	Make-Whole Amount.	23

9.	AFFIRMATIVE COVENANTS.		25
	9.1.	Compliance with Law.	25
	9.2.	Insurance.	26
	9.3.	Maintenance of Properties.	26
	9.4.	Payment of Taxes and Claims.	26
	9.5.	Corporate Existence, etc.	26
	9.6.	Ownership of the Company.	27
	9.7.	Ranking.	27

10.	NEGATIVE COVENANTS.		27
	10.1.	Transactions with Affiliates.	27
	10.2.	Merger, Consolidation, etc.	27
	10.3.	Liens.	28
	10.4.	Subsidiary Indebtedness.	30
	10.5.	Leverage Ratio.	30
	10.6.	Interest Coverage Ratio.	30
	10.7.	Sale of Assets.	30
	10.8.	Line of Business.	31

11.	EVENTS OF DEFAULT.		31

12.	REMEDIES ON DEFAULT, ETC.		34
	12.1.	Acceleration.	34
	12.2.	Other Remedies.	35
	12.3.	Rescission.	35
	12.4.	No Waivers or Election of Remedies, Expenses, etc.	36

13.	TAX INDEMNIFICATION.		36

14.	GUARANTEE, ETC.		39
	14.1.	Guarantee.	39
	14.2.	Obligations Unconditional.	39
	14.3.	Guarantees Endorsed on the Notes.	42

15.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.		42
	15.1.	Registration of Notes.	42
	15.2.	Transfer and Exchange of Notes.	42
	15.3.	Replacement of Notes.	42

16.	PAYMENTS ON NOTES.		43
	16.1.	Place of Payment.	43
	16.2.	Home Office Payment.	43

17.	EXPENSES, ETC.		44
	17.1.	Transaction Expenses.	44
	17.2.	Taxes.	44
	17.3.	Survival.	44

18.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.		45

19.	AMENDMENT AND WAIVER.		45
	19.1.	Requirements.	45
	19.2.	Solicitation of Holders of Notes.	45
	19.3.	Binding Effect, etc.	46
	19.4.	Notes held by Obligor, etc.	46
	19.5.	Exchange Rate.	46

20.	NOTICES.		47

21.	REPRODUCTION OF DOCUMENTS.		47

22.	CONFIDENTIAL INFORMATION.		47

23.	SUBSTITUTION OF PURCHASER.		48

24.	JURISDICTION AND PROCESS.		49

25.	OBLIGATION TO MAKE PAYMENTS IN APPLICABLE CURRENCY.		50

26.	MISCELLANEOUS.		50
	26.1.	Successors and Assigns.	50
	26.2.	Payments Due on Non-Business Days.	50
	26.3.	Severability.	51
26	26.4.	Construction.	51

26.5.	Counterparts.	51
26.6.	Governing Law.	51

SCHEDULE A	—	INFORMATION RELATING TO PURCHASERS

SCHEDULE B	—	DEFINED TERMS

SCHEDULE 4.9	—	Changes in Corporate Structure

SCHEDULE 5.3	—	Disclosure Materials

SCHEDULE 5.4	—	Subsidiaries and Ownership of Subsidiary Stock

SCHEDULE 5.5	—	Financial Statements

SCHEDULE 5.8	—	Certain Litigation

SCHEDULE 5.11	—	Patents, etc.

SCHEDULE 5.14	—	Use of Proceeds

SCHEDULE 5.15	—	Existing Indebtedness/Liens

EXHIBIT 1	—	Form of Guaranteed Senior Note

EXHIBIT 1-A	—	Form of Floating Rate Series 2003-1 Tranche A Guaranteed Senior Note due 2007

EXHIBIT 1-B	—	Form of 5.39% Series 2003-1 Tranche B Guaranteed Senior Note due 2010

EXHIBIT 1-C	—	Form of 6.11% Series 2003-1 Tranche C Guaranteed Senior Note due 2013

EXHIBIT 1-D	—	Form of 6.50% Series 2003-1 Tranche D Guaranteed Senior Notes due 2013

EXHIBIT 1-E	—	Form of 6.31% Series 2003-1 Tranche E Guaranteed Senior Notes due 2015

EXHIBIT 2	—	Form of Guarantee

EXHIBIT 3	—	Form of Supplement

EXHIBIT 4.4(a)	—	Matters to be Covered in Opinions of Mayer, Brown, Rowe & Maw LLP, U.S. and English Counsel for the Obligors
EXHIBIT 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers

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THE RANK GROUP PLC

6 Connaught Place

London W2 2EZ

England

RANK GROUP FINANCE PLC

6 Connaught Place

London W2 2EZ

England

U.S.$750,000,000 Shelf Amount

Guaranteed Senior Notes Issuable in Series

U.S.$482,000,000

£35,000,000

Floating Rate Series 2003-1 Tranche A Guaranteed Senior Notes due 2007

5.39% Series 2003-1 Tranche B Guaranteed Senior Notes due 2010

6.11% Series 2003-1 Tranche C Guaranteed Senior Notes due 2013

6.31% Series 2003-1 Tranche E Guaranteed Senior Notes due 2015

6.50% Series 2003-1 Tranche D Guaranteed Senior Notes due 2013

As of May [•], 2003

TO THE PURCHASERS WHOSE NAMES

APPEAR IN THE ACCEPTANCE

FORM AT THE END HEREOF:

Ladies and Gentlemen:

RANK GROUP FINANCE PLC, a company incorporated under the laws of England and Wales (the “Company”), and THE RANK GROUP PLC, a company incorporated under the laws of England and Wales (the “Guarantor” and, together with the Company, the “Obligors”), agree with each of the purchasers whose names appear in the acceptance form at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

1. AUTHORIZATION OF NOTES.

1.1. Amount; Establishment of Series .

The Company is contemplating the issue and sale of up to U.S.$750,000,000 aggregate principal amount (or the equivalent amount thereof as of the date of this Agreement in Pounds Sterling) of its Guaranteed Senior Notes (the “Notes,” such term to include any such Notes issued in substitution therefor pursuant to Section 15 of this Agreement) issuable in series (each a “Series” of Notes). The Notes will be substantially in the form set out in Exhibit 1 with such changes therefrom, if any, as may be approved by the purchasers of such Notes, or Series thereof, and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Payment of the principal of, Make-Whole Amount (if any) and interest on the Notes and other amounts owing hereunder shall be unconditionally guaranteed by the Guarantor as provided in Section 14 (and each Note will have the guarantee (individually, the “Guarantee” and, collectively, the “Guarantees”) of the Guarantor endorsed thereon in the form set out in Exhibit 2).

Each Series of Notes, other than the Series 2003-1 Notes, will be issued pursuant to a supplement to this Agreement (a “Supplement”) in substantially the form of Exhibit 3, and will be subject to the following terms and conditions:

(a)	the designation of each Series of Notes shall distinguish the Notes of one Series from the Notes of all other Series;

(b)	the Notes of each Series shall rank pari passu with each other Series of the Notes and at least pari passu with the Company’s other outstanding Indebtedness, except for such Indebtedness which is preferred as a result of being secured (but then only to the extent of such security) or as a result of bankruptcy, insolvency, liquidation or other similar laws of general application;

(c)	each Series of Notes shall be dated the date of issue, bear interest at such rate or rates, mature on such date or dates, be subject to such mandatory prepayments on the dates and with the Make-Whole Amounts, if any, as are provided in the Supplement under which such Notes are issued, and shall have such additional or different conditions precedent to closing and such additional or different representations and warranties or other terms and provisions as shall be specified in such Supplement;

(d)	any additional covenants, Defaults, Events of Defaults, rights or similar provisions that are added by a Supplement for the benefit of the series of Notes to be issued pursuant to such Supplement shall apply to all outstanding Notes, whether or not the Supplement so provides; and

(e)	except to the extent provided in Subsection (c) above, all of the provisions of this Agreement shall apply to the Notes of each Series.

The Purchasers of the Series 2003-1 Notes are under no obligation to purchase any subsequent Series of Notes.

1.2. The Series 2003-1 Notes.

The Company will authorize, as the initial Series of Notes hereunder, the issue and sale, in five tranches, of U.S.$482,000,000 and £35,000,000 aggregate principal amount of its Guaranteed Senior Notes, of which U.S.$105,000,000 aggregate principal amount shall be its Floating Rate Series 2003-1 Tranche A Guaranteed Senior Notes due 2007 (the “Series 2003-1 Tranche A Notes”), U.S.$89,000,000 aggregate principal amount shall be its 5.39% Series 2003-1 Tranche B Guaranteed Senior Notes due 2010 (the “Series 2003-1 Tranche B Notes”), U.S.$198,000,000 aggregate principal amount shall be its 6.11% Series 2003-1 Tranche C Guaranteed Senior Notes due 2013 (the “Series 2003-1 Tranche C Notes”), £35,000,000 aggregate principal amount shall be its 6.50% Series 2003-1 Tranche D Guaranteed Senior Notes due 2013 (the “Series 2003-1 Tranche D Notes”) and U.S.$90,000,000 aggregate principal amount shall be its 6.31% Series 2003-1 Tranche E Guaranteed Senior Notes due 2015 (the “Series 2003-1 Tranche E Notes” and, together with the Series 2003-1 Tranche A Notes, the Series 2003-1 Tranche B Notes, the Series 2003-1 Tranche C Notes and the Series 2003-1 Tranche D Notes, the “Series 2003-1 Notes”, such term to include any such Notes issued in substitution therefor pursuant to Section 15 of this Agreement). The Series 2003-1 Tranche A Notes, the Series 2003-1 Tranche B Notes, the Series 2003-1 Tranche C Notes, the Series 2003-1 Tranche D Notes and the Series 2003-1 Tranche E Notes shall be substantially in the form set out in Exhibits 1-A, 1-B, 1-C, 1-D and 1-E respectively, with such changes therefrom, if any, as may be approved by each Purchaser and the Company.

2. SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Series 2003-1 Notes in the respective tranches and in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

3. CLOSING.

The sale and purchase of the Series 2003-1 Notes to be purchased by each Purchaser shall occur at the offices of Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York, 10005, at 10:00 a.m., New York City time, at a closing (the “Closing”) on May [•], 2003. At the Closing the Company will deliver to each Purchaser the Series 2003-1 Notes to be purchased by such Purchaser in the form of a single Series 2003-1 Note for each tranche to be so purchased (or such greater number of Series 2003-1 Notes in denominations of at least U.S.$100,000 (in the case of the Series 2003-1 Tranche A Notes, the Series 2003-1 Tranche B Notes, the Series 2003-1 Tranche C Notes and the Series 2003-1 Tranche E Notes) and £100,000 (in the case of the Series 2003-1 Tranche D Notes) as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of such Purchaser’s nominee), with the Guarantee of the Guarantor endorsed thereon, against delivery by such Purchaser to the Company or its order of immediately available funds (in the applicable currency) in the amount of the purchase price therefor by wire transfer of immediately available funds: to [Name of Bank] [Name of Bank Account]. If at the Closing the Company shall fail to tender such Series 2003-1 Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at such Purchaser’s election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

4. CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Series 2003-1 Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

4.1. Representations and Warranties.

The representations and warranties of the Obligors in this Agreement shall be correct when made and at the time of the Closing.

4.2. Performance; No Default.

Each Obligor shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Series 2003-1 Notes (and the application of the proceeds thereof as contemplated by Schedule 5.14) no Default or Event of Default shall have occurred and be continuing. Neither Obligor nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10.1 or 10.7 hereof had such Sections applied since such date.

4.3. Compliance Certificates.

(a)	Officer’s Certificate. Each Obligor shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)	Secretary’s Certificate. Each Obligor shall have delivered to such Purchaser a certificate, dated the date of Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Agreement and the Series 2003-1 Notes (in the case of the Company) and of this Agreement and the Guarantees (in the case of the Guarantor).

4.4. Opinions of Counsel.

Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing from (a)(i) Mayer, Brown, Rowe & Maw LLP, U.S. and English counsel for the Obligors (and the Company hereby instructs its counsel to deliver such opinions to the Purchasers) and (ii) Charles Cormick, a solicitor and Company Secretary of the Guarantor and Director of the Company and (b) Milbank, Tweed, Hadley & McCloy LLP, the

Purchasers’ special New York counsel in connection with such transactions, covering the matters set forth in Exhibits 4.4(a)(i), 4.4(a)(ii) and 4.4(b), respectively, and covering such other matters incident to such transactions as such Purchaser may reasonably request.

4.5. Purchase Permitted By Applicable Law, etc.

On the date of the Closing such Purchaser’s purchase of Series 2003-1 Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System) and (iii) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate from the Guarantor certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

4.6. Sale of Other Notes.

Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Series 2003-1 Notes to be purchased by it at the Closing as specified in Schedule A.

4.7. Payment of Special Counsel Fees.

Without limiting the provisions of Section 17.1, the Obligors shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4(b) to the extent reflected in a statement of such counsel rendered to the Obligors at least one Business Day prior to the Closing.

4.8. Private Placement Number.

A Private Placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for each tranche of the Series 2003-1 Notes.

4.9. Changes in Corporate Structure.

Except as specified in Schedule 4.9, neither Obligor shall have changed its jurisdiction of incorporation or been a party to any merger or consolidation or shall have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

4.10. Evidence of Consent to Receive Service of Process.

Such Purchaser shall have received, in form and substance satisfactory to such Purchaser, evidence of the consent of CT Corporation System in New York, New York to the appointment and designation provided for by Section 24 hereof for the period from the date of Closing through May [•], 2016 (and the payment in full of all fees in respect thereof).

4.11. Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and the Purchasers’ special counsel, and such Purchaser and such special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

5. REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS.

The Company and the Guarantor jointly and severally represent and warrant to each Purchaser that:

5.1. Organization; Power and Authority.

Each Obligor is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and, if applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Obligor has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Series 2003-1 Notes (in the case of the Company) and this Agreement and the Guarantees (in the case of the Guarantor), and to perform the provisions hereof and thereof.

5.2. Authorization, etc.

This Agreement and the Series 2003-1 Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Series 2003-1 Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, and this Agreement and the Guarantees have been duly authorized by all necessary corporate action on the part of the Guarantor, and this Agreement constitutes and, upon execution and delivery thereof, each Guarantee will constitute, a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except, in each case, as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3. Disclosure.

The Obligors, through their agent, Banc of America Securities LLC, have delivered to each Purchaser a copy of a Private Placement Memorandum, dated March 2003 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Guarantor and its Subsidiaries. Except as disclosed in Schedule 5.3, this Agreement, the Memorandum, the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Obligors in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Memorandum or as expressly described in Schedule 5.3, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.5, since December 31, 2002, there has been no change in the financial condition, operations, business, properties or prospects of either Obligor or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to either Obligor that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Memorandum or in the other documents, certificates and other writings delivered to the Purchasers by or on behalf of either Obligor specifically for use in connection with the transactions contemplated hereby.

5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a)	Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Guarantor’s Material Subsidiaries, showing, as to each Material Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Guarantor and each other Subsidiary and (ii) of the Guarantor’s Affiliates, other than Subsidiaries.

(b)	All of the outstanding shares of capital stock or similar equity interests of each of the Guarantor’s Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Guarantor or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c)	Each of the Guarantor’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is, if applicable, in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)	No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Guarantor or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

5.5. Financial Statements.

The Obligors have delivered to each Purchaser copies of the financial statements listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) give a true and fair view of the state of affairs of the Guarantor and its Subsidiaries as of the respective dates specified in such Schedule and of their profit and cash flows for the respective periods so specified and have been prepared in accordance with U.K. GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

5.6. Compliance with Laws, Other Instruments, etc.

The execution, delivery and performance by the Obligors of this Agreement, the Series 2003-1 Notes (in the case of the Company) and the Guarantees (in the case of the Guarantor) will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of either Obligor or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which either Obligor or any Subsidiary is bound or by which either Obligor or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to either Obligor or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to either Obligor or any Subsidiary.

5.7. Governmental Authorizations, etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by either Obligor of this Agreement, the Series 2003-1 Notes (in the case of the Company) or the Guarantees (in the case of the Guarantor) including, without limitation, any thereof required in connection with the obtaining of Dollars to make payments under this Agreement, the Series 2003-1 Notes and the Guarantees and the payment of such Dollars to Persons resident in the United States of America. It is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in the United Kingdom of this Agreement, the Series 2003-1 Notes or the Guarantees that any thereof or any other document be filed, recorded or enrolled with any Governmental Authority, or that any such agreement or document be stamped with any stamp, registration or similar transaction tax.

5.8. Litigation; Observance of Agreements, Statutes and Orders.

(a)	Except as disclosed in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of either Obligor, threatened against or affecting either Obligor or any

Subsidiary or any property of either Obligor or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)	Neither of the Obligors nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9. Taxes; Foreign Taxes.

(a)	The Obligors and each Subsidiary have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Guarantor or a Subsidiary, as the case may be, has established adequate reserves in accordance with U.K. GAAP. Neither Obligor knows of any basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Guarantor and its Subsidiaries in respect of taxes for all fiscal periods are adequate.

(b)	No liability for any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, levy, impost, fee, charge or withholding (each a “Tax” and collectively “Taxes”), directly or indirectly, imposed, assessed, levied or collected by or for the account of any Governmental Authority of or in the United Kingdom or any political subdivision thereof or therein (an “Applicable Taxing Authority”) will be incurred by either Obligor or any holder of a Series 2003-1 Note as a result of the execution or delivery of this Agreement, the Series 2003-1 Notes or the Guarantees and, based on present law, no deduction or withholding in respect of Taxes (other than Excluded Taxes) imposed by or for the account of any Applicable Taxing Authority or any jurisdiction by or through which payments with respect to the Series 2003-1 Notes or the Guarantees are made by or for the Company or the Guarantor is required to be made from any payment by the Company under this Agreement or the Series 2003-1 Notes or by the Guarantor under this Agreement or the Guarantees except for any such withholding or deduction arising out of the conditions described in the proviso to Section 13(b) or the first proviso to Section 13(c).

5.10. Title to Property; Leases.

The Obligors and each Subsidiary have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by either Obligor or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that either Obligor or any Subsidiary is party to as lessee and that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.11. Licenses, Permits, etc.

Except as disclosed in Schedule 5.11,

(a)	the Obligors and each Subsidiary own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

(b)	to the best knowledge of the Obligors, no product of either Obligor or any Subsidiary infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

(c)	to the best knowledge of the Obligors, there is no Material violation by any Person of any right of either Obligor or any Subsidiary with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by either Obligor or any Subsidiary.

5.12. Compliance with ERISA.

(a)	The Obligors and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither of the Obligors nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by either Obligor or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of either Obligor or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)	Neither Obligor nor any ERISA Affiliate maintains any Plans subject to Title IV of ERISA or has incurred any liability under Title IV of ERISA.

(c)	The Obligors and each ERISA Affiliate have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)	The expected postretirement benefit obligation (determined as of the last day of the Guarantor’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Guarantor and its Subsidiaries is not Material.

(e)	The execution and delivery of this Agreement and the issuance and sale of the Series 2003-1 Notes and Guarantees hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Obligors in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of the Purchasers’ representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Series 2003-1 Notes to be purchased by the Purchasers.

(f)	Each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and court orders and has been maintained in good standing with applicable regulatory authorities except for instances of non-compliance which have not resulted in and could not reasonably be expected to result in any Material Adverse Effect. For purposes of this paragraph, “Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by either Obligor or any Subsidiary primarily for the benefit of employees residing outside the United States of America of such Obligor or such Subsidiary which plan, fund or other similar program provides for retirement income for such employees, results in a deferral of income for such employees in contemplation of retirement or provides for payments to be made to such employees upon termination of employment, and which plan is not subject to ERISA or the Code.

5.13. Private Offering by the Obligors.

(a)	Neither the Obligors nor anyone acting on their behalf has offered the Series 2003-1 Notes or the Guarantees or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 40 other Institutional Investors, each of which has been offered the Series 2003-1 Notes at a private sale for investment. Neither the Obligors nor anyone acting on their behalf has taken, or will take, any action that would subject the issuance or sale of the Series 2003-1 Notes or the Guarantees to the registration requirements of Section 5 of the Securities Act.

(b)	Neither the Obligors nor anyone acting on their behalf has offered the Series 2003-1 Notes or the Guarantees or any similar securities for sale to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 of the United Kingdom. Neither the Obligors nor anyone acting on their behalf has taken, or will take, any action that would subject the issuance or sale of the Series 2003-1 Notes or the Guarantees to the requirements of the Public Offers of Securities Regulations 1995 of the United Kingdom.

5.14. Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of the Series 2003-1 Notes as set forth in Schedule 5.14. No part of the proceeds from the sale of the Series 2003-1 Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the United States Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve either Obligor in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Guarantor and its Subsidiaries and the Guarantor does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.15. Existing Indebtedness; Future Liens.

(a)	Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Guarantor and its Subsidiaries as of , 2003, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Guarantor or its Subsidiaries. Neither of the Obligors nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of either Obligor or such Subsidiary and no event or condition exists with respect to any Indebtedness of either Obligor or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)	Except as disclosed in Schedule 5.15, neither of the Obligors nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.3.

5.16. Foreign Assets Control Regulations, etc.

(a)	Neither the sale of the Series 2003-1 Notes by the Company hereunder with the benefit of the Guarantees nor the Company’s use of the proceeds thereof will violate (i) the United States Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (iii) Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, the “Terrorism Order”).

(b)	Neither of the Obligors nor any Subsidiary (i) is a “blocked person” as described in Section 1 of the Terrorism Order or (ii) engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

5.17. Status under Certain Statutes.

Neither of the Obligors nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, or the Federal Power Act, as amended.

5.18. Environmental Matters.

Neither of the Obligors nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against either Obligor or any Subsidiary or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to the Purchasers in writing,

(a)	neither of the Obligors nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

(b)	neither of the Obligors nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

(c)	all buildings on all real properties now owned, leased or operated by either Obligor or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

5.19. Ranking.

All liabilities of the Company under the Series 2003-1 Notes and of the Guarantor under the Guarantees constitute direct, unconditional and general obligations of such Obligor and rank in right of payment either pari passu or senior to all other Indebtedness of such Obligor, except for such Indebtedness which is preferred as a result of being secured (but then only to the extent of such security) or as a result of bankruptcy, insolvency, liquidation or other similar laws of general application.

6. REPRESENTATIONS OF THE PURCHASERS.

6.1. Purchase for Investment.

(a)	Each Purchaser represents that such Purchaser is purchasing the Series 2003-1 Notes for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Series 2003-1 Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that neither Obligor is required to register the Series 2003-1 Notes.

(b)	Each Purchaser represents and agrees that such Purchaser will not, directly or indirectly, offer or sell any Series 2003-1 Notes or distribute or publish the Memorandum or other offering material in the United Kingdom or take any other action in the United Kingdom, in each case, that would permit a public offering of the Series 2003-1 Notes or possession or distribution of the Memorandum in the United Kingdom.

6.2. Source of Funds.

Each Purchaser represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Series 2003-1 Notes to be purchased by such Purchaser hereunder:

(a)	the Source is an “insurance company general account” (as the term is defined in Prohibited Transaction Exemption (“PTE”) 95-60 (issued July 12, 1995)) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)	the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)	the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as disclosed by such Purchaser to the Company in writing pursuant to this paragraph (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)	the Source constitutes assets of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (d); or

(e)	the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this paragraph (e); or

(f)	the Source is a governmental plan; or

(g)	the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (g); or

(h)	the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

6.3. Confirmation of Tax Status of Qualified Holder.

(a)	Each Applicable Purchaser, on the date of this Agreement, and each Qualified Holder, on each date that interest is payable in respect of any Note held by such Qualified Holder (an “Interest Payment Date”), in each case unless it has given notice to the Company under Section 6.3(b), represents to the Company that:

(i)	the Person beneficially entitled to income in respect of the Notes held by such Qualified Holder is a company resident in the United Kingdom, or a partnership each member of which is a company resident in the United Kingdom; or

(ii)	the Person beneficially entitled to income in respect of the Notes held by such Qualified Holder is a company not resident in the United Kingdom which carries on a trade through a branch or agency in the United Kingdom and such income falls to be brought into account in computing the chargeable profits of such a company for the purposes of section 11(2) of the United Kingdom Income and Corporation Tax Act 1988; or

(iii)	the Person beneficially entitled to income in respect of the Notes held by such Qualified Holder is a Person which is resident in a jurisdiction which is party to a double taxation treaty with the United Kingdom and which under the laws then applicable to such Person (including, without limitation, any applicable tax treaty), would be entitled within a reasonable period of time to receive or be granted a corresponding credit for, or relief or remission from, or repayment of, any Taxes imposed in the United Kingdom in respect of payments made under the Notes.

(b)	A Qualified Holder shall notify the Company as soon as reasonably practicable after it becomes aware that it will not be able to give the representation in Section 6.3(a) on the next Interest Payment Date and when making such a notification, such Qualified Holder shall also advise the Company of the country in which such Qualified Holder is resident for tax purposes.

7. INFORMATION AS TO THE OBLIGORS.

7.1. Financial and Business Information.

The Obligors shall deliver to each holder of Notes that is an Institutional Investor:

(a)	Semi-Annual Statements—within 120 days after the end of the first six-month period in each fiscal year of the Guarantor, duplicate copies of,

(i)	a consolidated balance sheet of the Guarantor and its Subsidiaries as at the end of such period, and

(ii)	a consolidated profit and loss account, cash flow statement, statement of recognized gains and losses and statement of movement in shareholders’ funds, all of the Guarantor and its Subsidiaries for such period, setting forth in each case in comparative form the figures for the corresponding period in the previous fiscal year, all in reasonable detail, prepared in accordance with U.K. GAAP applicable to interim financial statements generally, and certified by a Senior Financial Officer of the Guarantor as giving a true and fair view of the state of affairs of the Guarantor and its Subsidiaries, subject to changes resulting from year-end adjustments;

(b)	Annual Statements—within 180 days after the end of each fiscal year of the Guarantor, duplicate copies of,

(i)	a consolidated balance sheet of the Guarantor and its Subsidiaries, as at the end of such year, and

(ii)	a consolidated profit and loss account, cash flow statement, statement of recognized gains and losses and statement of movement in shareholders’ funds, all of the Guarantor and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with U.K. GAAP, and accompanied by (i) an opinion thereon of independent chartered accountants and registered auditors of recognized international standing, which opinion shall state that such financial statements give a true and fair view of the state of affairs of the Guarantor and its Subsidiaries and of the profit and cash flows of the Guarantor and its Subsidiaries and have been prepared in accordance with the Companies Act 1985, and that the examination of such accountants and auditors in connection with such financial statements has been conducted in accordance with auditing standards issued by the Auditing Practices Board and has provided such accountants and auditors with sufficient evidence to give reasonable assurance that the Guarantor’s financial statements are free from material misstatement, whether caused by fraud irregularity or error and (ii) an explanation in reasonable detail of how U.K. GAAP differs from generally accepted accounting principles in the United States of America, together with any similar or supporting information, provided that any holder of a Note shall have advised the Company that such an explanation and/or information is necessary in connection with the filing of such financial statements pursuant to the requirements of the National Association of Insurance Commissioners or similar regulatory body;

(c)	Other Reports—promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by either Obligor or any Subsidiary to public securities holders generally, (ii) each regular or periodic report and each registration statement (without exhibits except as expressly requested by such holder) filed by either Obligor or any Subsidiary with the London Stock Exchange or any other stock exchange or the United States Securities Exchange Commission and (iii) all press releases and other statements made available generally by either Obligor or any Subsidiary to the public concerning developments that are Material;

(d)	Notice of Default or Event of Default—promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(g), a written notice specifying the nature and period of existence thereof and what action the Obligors are taking or propose to take with respect thereto;

(e)	Notice of Applicable Acquisition—promptly, and in any event within two business days after the occurrence of any Applicable Acquisition, a written notice describing in reasonable detail such Applicable Acquisition, including, without limitation, the parties thereto, the relevant dates and the acquisition cost and related financing;

(f)	ERISA Matter—promptly, and in any event within five Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Guarantor or the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)	with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)	the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by either Obligor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)	any event, transaction or condition that could result in the incurrence of any liability by either Obligor or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of either Obligor or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(g)	Notices from Governmental Authority—promptly, and in any event within 30 days of receipt thereof, copies of any notice to either Obligor or any Subsidiary from any Governmental Authority having jurisdiction over such Obligor or Subsidiary relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(h)	Requested Information—with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of either Obligor or any Subsidiary or relating to the ability of the Obligors to perform their respective obligations hereunder and under the Notes and the Guarantees as from time to time may be reasonably requested by any such holder of Notes; and

(i)	Supplements to Agreement—in the event any additional Series of Notes is proposed to be issued under this Agreement (whether or not an initial Purchaser hereunder is a purchaser thereof), promptly, and in any event within five Business Days after execution and delivery thereof, a true copy of the Supplement pursuant to which such Notes are to be, or were, issued.

7.2. Officer’s Certificate.

Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer of the Guarantor setting forth:

(a)	Covenant Compliance—the information (including detailed calculations) required in order to establish whether the Obligors were in compliance with the requirements of Section 10.3 through Section 10.7 hereof, inclusive, during the semi-annual or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence) and certifying as to whether or not an Acquisition Event existed on the last day of such semi-annual or annual period; and

(b)	Event of Default—a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Guarantor and its Subsidiaries from the beginning of the semi-annual or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of either Obligor or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Obligors shall have taken or propose to take with respect thereto.

7.3. Inspection.

The Obligors shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a)	No Default—if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Obligors, to visit the principal executive office of the Guarantor and the Company, to discuss the affairs, finances and accounts of the Guarantor and the Company and their Subsidiaries with the Guarantor’s or the Company’s officers, and, if after discussing the affairs, finances and accounts of the Guarantor and the Company and their Subsidiaries with such officers, such representative is unsatisfied, (with the consent of the Guarantor or the Company, as the case may be, which consent will not be unreasonably withheld) its independent chartered accountants and registered auditors, and (with the consent of the Guarantor or the Company, as the case may be, which consent will not be unreasonably withheld) to visit the other offices and properties of the Guarantor and the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)	Default—if a Default or Event of Default then exists, at the expense of the Obligors, to visit and inspect during normal business hours any of the offices or properties of the Guarantor, the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent chartered accountants and registered auditors (and by this provision the Obligors authorize said accountants to discuss the affairs, finances and accounts of the Obligors and their Subsidiaries), all at such times and as often as may be requested.

8. PREPAYMENT OF THE NOTES; INTEREST.

8.1. Interest.

(a)	Interest on each of the Fixed Rate Notes will accrue and be payable on such Fixed Rate Note in the amounts and at the times specified in the first paragraph thereof.

(b)

(i) Interest (computed on the basis of a 360-day year for the actual days elapsed) shall accrue on the unpaid principal balance of the Series 2003-1 Tranche A Notes outstanding from time to time during each Floating Interest Period at a rate per annum equal to the Floating Interest Rate determined in accordance with this Section 8.1(b) for such Floating Interest Period. Such interest shall be payable quarterly in arrears on each Series 2003-1 Tranche A Note Payment Date, commencing with August 8, 2003 (or the next succeeding Business Day if such date is not a Business Day). With respect to any Floating Interest Period, interest shall accrue from and including the first day of such Floating Interest Period to but excluding the last day thereof. The rate of interest applicable to the unpaid principal balance of the Series 2003-1 Tranche A Notes will in no event be higher than the maximum rate of interest permitted by applicable law. The Floating Interest Rate applicable to the Series 2003-1 Tranche A Notes for the first Floating Interest Period shall be 3.18% per annum. For each subsequent Floating Interest Period the Floating Interest Rate applicable thereto shall be determined on the Floating Interest Rate Determination Date for such Floating Interest Period and, as so determined, shall become applicable to the then unpaid principal balances of the Series 2003-1 Tranche A Notes on the first day of such Floating Interest Period; (ii) the Floating Interest Rate shall be determined by the Company on the second Business Day preceding the date of Closing and on the Floating Interest Rate Determination Date for each subsequent Floating Interest Period, and the Company shall notify in writing (via facsimile transmission with subsequent written confirmation sent by recognized overnight delivery service) on such Floating Interest Rate Determination Date each holder of any Series 2003-1 Tranche A Note of such Floating Interest Rate.

(c)	Notwithstanding the foregoing, from (and including) the last day of any semi-annual or annual fiscal period of the Guarantor with respect to which an Acquisition Event shall occur and be continuing to (but not including) the last day of the semi-annual or annual fiscal period of the Guarantor with respect to which such Acquisition Event shall cease to exist, interest shall accrue and be payable on each Note at a rate per annum equal to the rate per annum specified (x) in the case of each Fixed Rate Note, in the first paragraph of such Fixed Rate Note plus 1.00% and (y) in the case of the Series 2003-1 Tranche A Notes, in Section 8.1(b) plus 1.00%.

8.2. Maturity.

As provided therein, the entire unpaid principal amount of the Series 2003-1 Tranche A Notes, Series 2003-1 Tranche B Notes, Series 2003-1 Tranche C Notes, Series 2003-1 Tranche D Notes and Series 2003-1 Tranche E Notes shall be due and payable on May 8, 2007, May 8, 2010, May 8, 2013, May 8, 2013 and May 8, 2015, respectively.

8.3. Optional Prepayments.

The Company may, at its option, upon notice as provided in Section 8.5, prepay (i) at any time all, or from time to time any part of, the Fixed Rate Notes in an amount not less than 5% of the aggregate principal amount of the Fixed Rate Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the applicable Make-Whole Amounts determined for the prepayment date with respect to such principal amount and (ii) on any Series 2003-1 Tranche A Note Payment Date on or after May 8, 2005, all or any part of the Series 2003-1 Tranche A Notes, in an amount not less than 5% of the aggregate principal amount of the Series 2003-1 Tranche A Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid.

The Company may prepay at its option any other Series of Notes as set forth in the Supplement pursuant to which such Notes are issued.

8.4. Prepayment in Connection with a Payment under Section 13.

(a)

Subject to Subsection (b) below, if, as a result of the occurrence of any Tax Event, the Company or the Guarantor (assuming that the Guarantor is required to make a payment) on any date shall have (i) made a payment under Section 13 with respect to any Note or the Guarantee in respect thereof or become obligated to make a payment under Section 13 with respect to any Note or the Guarantee in respect thereof on the next date on which a payment of interest is scheduled to be made and, in either case, such payment was or would be in excess of 5% of the amount that such Obligor would have been required to pay but for the occurrence of such Tax Event (in either case, any such Note being herein referred to as an “Affected Note”) and (ii) furnished to each holder of any Affected Note a notice from a Responsible Officer of such Obligor setting forth in reasonable detail the nature of such Tax Event and an explanation of the basis on which such

Obligor is then so obligated to make payment under Section 13, the Company may, upon notice given as provided in Section 8.5, prepay the Affected Notes in whole (and not in part) at a price equal to the unpaid principal amount of such Notes, together with interest accrued thereon to the date fixed for such prepayment.

(b)	Notwithstanding Subsection (a) above, no Affected Note shall be prepaid pursuant to this Section 8.4 if the holder thereof, at least five Business Days prior to the prepayment date under this Section 8.4, shall have delivered a notice to the Company stating that such holder waives any right to any future payment under Section 13 in respect of the specific Tax Event that shall have given rise to the Company’s prepayment right under this Section 8.4; provided that

(1)	no such waiver (x) shall be deemed to constitute a waiver of any right to receive a payment in full under Section 13 in respect of any other Tax Event that shall have given rise to the Company’s prepayment right under this Section 8.4 or (y) preclude the Company from exercising any such right of prepayment in respect of such other Tax Event; and

(2)	if on any date the amount of any payment that a holder of a Note would be entitled to receive under Section 13 shall increase (in proportion to the total amount in respect of which the amount payable under Section 13 is determined),

(x)	the occurrence of any such increase shall be deemed to be a new Tax Event giving rise to a prepayment right under this Section 8.4, and

(y)	such holder thereafter shall be entitled to receive the full amount of any future payment provided under Section 13, notwithstanding any waiver previously delivered pursuant to this Section 8.4 unless such holder shall have delivered a notice under Section 8.4(b) in respect of any such prepayment.

In addition, no prepayment of any Note shall be permitted pursuant to Section 8.4(a) if the underlying Tax payment under Section 13 arises as a result of the failure of the Company to make any request specified in Section 13(b)(iv) or Section 13(c) or any other act or omission by either Obligor.

8.5. Notices, Etc.

The Company will give each holder of Notes written notice of each optional prepayment under Section 8.3 and each holder of any Affected Note written notice of each prepayment under Section 8.4, in each case not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes of each Series or Affected Notes, as the case may be, to be prepaid on such date, the principal amount of each Note or Affected Note, as the case may be, held by such holder to be prepaid, and the interest to be paid on the prepayment date with respect to such principal amount being prepaid. Each such notice in respect of any prepayment pursuant to Section 8.3 shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount, if any, due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation, and two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes, a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

8.6. Allocation of Partial Prepayments.

In the case of each partial prepayment of (i) the Fixed Rate Notes pursuant to Section 8.3, the Company shall prepay the same percentage of the unpaid principal amount of each tranche of the Fixed Rate Notes, and the principal amount of the Fixed Rate Notes of each tranche so to be prepaid shall be allocated among all of the Fixed Rate Notes of such tranche at the time outstanding and (ii) the Series 2003-1 Tranche A Notes Pursuant to Section 8.3, the principal amount of the Series 2003-1 Tranche A Notes to be prepaid shall be allocated among all of the Series 2003-1 Tranche A Notes at the time outstanding, in both of the preceding cases, in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

In the case of any partial prepayment of any other Series of Notes pursuant to Section 8.3, such prepayment shall be allocated among the Notes of such Series (including all tranches of such Series) as set forth in the Supplement pursuant to which such Notes are issued.

8.7. Maturity; Surrender, etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.8. Purchase of Notes.

Neither Obligor will nor will either Obligor permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes of any Series except upon the payment or prepayment of the Notes of such Series in accordance with the terms of this Agreement and such Notes. The Company will promptly cancel all Notes acquired by either Obligor or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.9. Make-Whole Amount.

(a)	The term “Make-Whole Amount” means, with respect to any Fixed Rate Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Fixed Rate Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Fixed Rate Note, the principal of such Note that is to be prepaid pursuant to Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Fixed Rate Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Fixed Rate Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means

(x)	with respect to the Called Principal of any Series 2003-1 Tranche B Note, Series 2003-1 Tranche C Note or Series 2003-1 Tranche E Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” on Bloomberg Financial Markets (or such other display as may replace Page PX1 on Bloomberg Financial Markets) for actively traded “on the run” U.S. Treasury securities having a maturity equal to the remaining term of such Note as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in U.S. Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded “on the run” U.S. Treasury securities having a constant maturity equal to the remaining term of such Note as of such Settlement Date (such implied yield being determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded “on the run” U.S. Treasury security with the maturity closest to and greater than the remaining term of such Note and (2) the actively traded “on the run” U.S. Treasury security with the maturity closest to and less than the remaining term of such Note); and

(y)	with respect to the Called Principal of any Series 2003-1 Tranche D Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the gross redemption yields reported, as of the second Business Day preceding the Settlement Date with respect to such Called Principal, for the then most actively traded “on the run” United Kingdom Treasury securities (the “Reference Share”) as published in the Financial Times (or, if (a) the Financial Times is not published on that day, (b) there is a manifest error in the published figures or (c) the calculation in the Financial Times ceases to be in keeping with the Formulae for the Calculation of Redemption Yields indicated in the United Kingdom Debt

Management Office notice entitled “Formulae for Calculating Gilt Prices from Yields”, page 4, Section One: Price/Yield Formulae “Conventional Gilts: Double-dated and Undated Gilts with assumed (or Actual) Redemption on a Quasi-Coupon Date” published on June 8, 1998, as supplemented, amended or replaced from time to time (the “Formulae”), the gross redemption yield calculated on the basis of the arithmetic mean (to three decimal places 0.0005 rounded down) of the mid-market price for the Reference Share on a dealing basis by three authorized leading market makers in the gilt-edged market as at or about 10:00 a.m. on the second Business Day preceding the Settlement Date according to the Formulae) and shall be the yield on the then most actively traded “on the run” United Kingdom Treasury securities having a constant maturity equal to the remaining term of such Series 2003-1 Tranche D Note as of such Settlement Date (such implied yield being determined, if necessary, by (a) converting United Kingdom bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded “on the run” United Kingdom Treasury security with the maturity closest to and greater than the remaining term of the Series 2003-1 Tranche D Notes and (2) the actively traded “on the run” United Kingdom government security with the maturity closest to and less than the remaining term of the Series 2003-1 Tranche D Notes).

“Settlement Date” means, with respect to the Called Principal of any Fixed Rate Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

(b)	The term “Make-Whole Amount” means, with respect to any other Series of Notes, an amount as set forth in the Supplement pursuant to which such Notes are issued.

9. AFFIRMATIVE COVENANTS.

The Company and the Guarantor jointly and severally covenant that so long as any of the Notes are outstanding:

9.1. Compliance with Law.

The Obligors will and will cause each of their Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2. Insurance.

The Obligors will and will cause each of their Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated, provided that this Section shall not prevent either Obligor or any Subsidiary from discontinuing or failing to maintain property or casualty insurance with respect to any properties or businesses which if written off as a total loss, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

9.3. Maintenance of Properties.

The Obligors will and will cause each of their Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent either Obligor or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Guarantor has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4. Payment of Taxes and Claims.

The Obligors will and will cause each of their Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of either Obligor or any Subsidiary, provided that neither of the Obligors nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by such Obligor or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and such Obligor or such Subsidiary has established adequate reserves therefor in accordance with U.K. GAAP on the books of such Obligor or such Subsidiary or (ii) the nonpayment of all such taxes, assessments and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

9.5. Corporate Existence, etc.

Subject to Sections 10.2 and 10.7, the Obligors will at all time preserve and keep in full force and effect their respective corporate existences, and the Obligors will at all times preserve and keep in full force and effect the corporate existence of each of their Subsidiaries and all rights and franchises of the Obligors and their Subsidiaries unless, in the good faith judgment of the

Guarantor, the termination of or failure to preserve and keep in full force and effect the corporate existence of any Subsidiary (other than the Company), or any such right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

9.6. Ownership of the Company.

The Guarantor shall at all times own, directly or indirectly, 100% of the capital stock of the Company free and clear of any Lien.

9.7. Ranking.

Each Obligor will ensure that, at all times, all liabilities of such Obligor under this Agreement and the Notes (in the case of the Company) and this Agreement and the Guarantees (in the case of the Guarantor) will rank in right of payment either pari passu or senior to all other Indebtedness of such Obligor except for Indebtedness which is preferred as a result of being secured (but then only to the extent of such security) or as a result of bankruptcy, insolvency, liquidation or other similar laws of general application.

10. NEGATIVE COVENANTS.

The Company and the Guarantor jointly and severally covenant that so long as any of the Notes are outstanding:

10.1. Transactions with Affiliates.

The Guarantor will not, and will not permit any Subsidiary to, enter into directly or indirectly any Material transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Guarantor or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Guarantor’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Guarantor or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

10.2. Merger, Consolidation, etc.

Neither Obligor will, nor will either Obligor permit any Subsidiary to, consolidate with or merge with any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person unless:

(a)	in the case of either Obligor, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Guarantor or the Company as an entirety, as the case may be, shall be a solvent corporation organized and existing under the laws of the United Kingdom or the United States of America or any State thereof (including the District of Columbia) and, if the Guarantor or the Company, as the case may be, is not such corporation, (i) such corporation shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of (x) this Agreement and the Notes, in the case of the Company and (y) this Agreement and the Guarantees, in the case of the Guarantor and (ii) the Guarantor or the Company, as the case may be, shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel in the appropriate jurisdiction, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

(b)	in the case of any Subsidiary, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of such Subsidiary, as the case may be, shall be (i) such Subsidiary, (ii) either Obligor, (iii) any Wholly-Owned Subsidiary or (iv) any other Person so long as any such consolidation, merger or asset disposition is treated as a disposition of all of the assets of such Subsidiary for purposes of Section 10.7(c) and would otherwise be permitted thereunder; and

(c)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing (as of the actual date of such transaction and, in the case of Sections 10.5 and 10.6, assuming that such transaction had occurred on the semi-annual or annual fiscal period of the Guarantor immediately preceding the date of such transaction).

No such conveyance, transfer or lease of substantially all of the assets of the Guarantor or the Company shall have the effect of releasing the Guarantor or the Company, as the case may be, or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.2, from its liability under (x) this Agreement or the Notes, in the case of the Company or (y) this Agreement or the Guarantees, in the case of the Guarantor.

10.3. Liens.

The Guarantor will not, and will not permit any Subsidiary to, create, assume, incur or suffer to exist any Lien upon or with respect to any property or assets, whether now owned or hereafter acquired, of the Guarantor or any Subsidiary, excluding from the operation of this Section:

(a)	Liens securing liabilities of either Obligor or any Subsidiary outstanding on the date hereof as specified in Schedule 5.15;

(b)	Liens for property taxes and assessments or other governmental charges or levies for sums not yet due and payable or to the extent that nonpayment thereof is permitted by the proviso to Section 9.4;

(c)	Liens incidental to the conduct of business or the ownership of properties and assets of the Guarantor or any Subsidiary (including statutory landlords', carriers', warehousemen's, materialmen's and other similar Liens incurred in the ordinary course of business) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations (including obligations under worker's compensation, unemployment insurance and other like laws), surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with borrowed money; provided in each case, the obligation secured is not more than 60 days overdue or, if so overdue, is being contested in good faith by appropriate actions or proceedings;

(d)	Liens resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which either Obligor or the relevant Subsidiary, as the case may be, shall in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured and, if appropriate, either Obligor or such Subsidiary shall have set aside on its books, in accordance with U.K. GAAP, reserves deemed by it to be adequate with respect thereto;

(e)	Liens securing Indebtedness of a Subsidiary to either Obligor or to a Wholly-Owned Subsidiary;

(f)	Liens related to minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, any of which customarily exist on properties of corporations engaged in similar activities of the Guarantor and its Subsidiaries and that are similarly situated therewith and that do not in any event materially impair the use of such real property in the operation of the business of the Guarantor and the Subsidiaries;

(g)	Liens (i) in respect of property acquired, constructed or improved by the Guarantor or a Subsidiary after the date hereof, or in rights relating to such property, which Liens are created at the time of acquisition or completion of construction or improvement of such property or within 180 days thereafter, to secure Indebtedness assumed or incurred to finance all or any part of the purchase price of the acquisition or cost of construction or improvement of such property, (ii) on property at the time of the acquisition thereof by the Guarantor or a Subsidiary and not created in anticipation of such acquisition, whether or not the Indebtedness secured thereby is assumed by the Guarantor or such Subsidiary, and (iii) on property of a Person at the time such Person becomes a Subsidiary (and not incurred in anticipation thereof), provided that, in any such case, the aggregate principal amount of Indebtedness secured by any such Lien in respect of any such property shall not exceed the fair market value of such property (or rights relating thereto) and no such Lien shall extend to or cover any other property of the Guarantor or such Subsidiary, and, provided further that, in the case of clauses (ii) and (iii) above, such Lien is discharged within six months after the date (x) of acquisition of such property or (y) that such Person becomes a Subsidiary, as applicable;

(h)	any extension, renewal or replacement of any Lien permitted by Subsection (a) or (g)(i) of this Section 10.3, provided that (i) the principal amount of Indebtedness secured by any such Lien immediately prior to such extension, renewal or replacement is not increased, (ii) such Lien shall only apply to that property that was theretofore subject to such Lien, and (iii) at the time of such extension, renewal or replacement, no Default or Event of Default shall have occurred and be continuing; and

(i)	Liens incurred by the Guarantor or any Subsidiary in addition to those described in Subsections (a) through (h) above, provided that, upon the incurrence thereof and immediately after giving effect thereto, the sum (without duplication) of (x) the aggregate unpaid principal amount of Indebtedness of the Guarantor and its Subsidiaries secured by Liens pursuant to this Subsection (i) plus (y) the aggregate unpaid principal amount of Net Subsidiary Indebtedness, shall not exceed an amount equal to the greater of (1) £150,000,000 and (2) 15% of Adjusted Share Capital and Reserves.

10.4. Subsidiary Indebtedness.

Neither the Guarantor nor any Subsidiary will permit at any time the sum (without duplication) of (i) the aggregate unpaid principal amount of Indebtedness of the Guarantor and its Subsidiaries secured by Liens pursuant to Section 10.3(i) and (ii) the aggregate unpaid principal amount of Net Subsidiary Indebtedness, to exceed an amount equal to the greater of (a) £150,000,000 and (b) 15% of Adjusted Share Capital and Reserves.

10.5. Leverage Ratio.

The Guarantor will not permit, as of the last day of any semi-annual or annual fiscal period of the Guarantor, the Leverage Ratio for the 12-month period ending on such date to be greater than (i) 3.0 to 1.0 or (ii) if an Applicable Acquisition shall have occurred during such 12-month period, 4.0 to 1.0; provided that in no event shall the Leverage Ratio exceed 3.0 to 1.0 as of the last day of more than two consecutive fiscal periods of the Guarantor (including both the semi-annual and annual fiscal periods of the Guarantor).

10.6. Interest Coverage Ratio.

The Guarantor will not permit, as of the last day of any semi-annual or annual fiscal period of the Guarantor, the Interest Coverage Ratio for the 12-month period ending on such date to be less than (i) 3.0 to 1.0 or (ii) if an Applicable Acquisition shall have occurred during such 12-month period, 2.5 to 1.0; provided that in no event shall the Interest Coverage Ratio be less than 3.0 to 1.0 as of the last day of more than two consecutive fiscal periods of the Guarantor (including both the semi-annual and annual fiscal periods of the Guarantor).

10.7. Sale of Assets.

The Guarantor will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any of its properties or assets (collectively, a “Disposition”), except:

(a)	Dispositions in the ordinary course of business;

(b)	Dispositions to either Obligor or to a Wholly-Owned Subsidiary;

(c)	other Dispositions, provided that such Dispositions are for fair market value and (i) the aggregate book value of the properties and assets subject to all such Dispositions pursuant to this clause (i) of this Subsection (c) during any fiscal year of the Guarantor does not exceed 10% of Consolidated Total Assets as at the end of the immediately preceding fiscal year of the Guarantor or (ii) within 365 days after any such Disposition, the proceeds thereof are used to (x) purchase productive (as opposed to financial) assets for use in the business of the Guarantor or any Subsidiary or (y) prepay or repay any Indebtedness of either Obligor or any Subsidiary that is not subordinated in right of payment to the Notes, provided that, if the Indebtedness that is being so prepaid is outstanding under a revolving or similar credit facility neither the Guarantor nor any Subsidiary shall be permitted to use the borrowing capacity created by such prepayment for at least six months from the date of such prepayment.

Any Disposition of shares of stock of any Subsidiary shall, for purposes of this Section 10.7, be valued at an amount that bears the same proportion to the total assets of such Subsidiary as the number of such shares bears to the total number of shares of stock of such Subsidiary.

10.8. Line of Business.

The Guarantor will not, and will not permit any Subsidiary to, engage in any business if, as a result, the general nature of the business in which the Guarantor and its Subsidiaries would then be engaged, taken as a whole, would be substantially changed from the general nature of the business in which the Guarantor and its Subsidiaries are engaged, taken as a whole, on the date of this Agreement as described in the Memorandum.

11. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)	default shall be made in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)	default shall be made in the payment of any interest on any Note or any amounts due pursuant to Section 13 for more than five Business Days after the same becomes due and payable; or

(c)	default shall be made by either Obligor in the performance of or compliance with any term contained in Section 7.1(d), Section 10.2 or Sections 10.5 through 10.7, inclusive, or with any term of any financial or negative covenant provided in any Supplement with respect to any Series of Notes; or

(d)	default shall be made by either Obligor in the performance of or compliance with any term contained in Sections 10.3 or 10.4 and such default is not remedied within five Business Days after the occurrence thereof; or

(e)	default shall be made by either Obligor in the performance of or compliance with any term contained herein or in any Supplement (other than those referred to in paragraphs (a), (b), (c) and (d) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) an Obligor receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (e) of Section 11); or

(f)	any representation or warranty made in writing by or on behalf of either Obligor or by any officer of either Obligor in this Agreement, in any Supplement or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or

(g)	(i) either Obligor or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least £10,000,000 (or the equivalent thereof, as of any date of determination, in any other currency) beyond any period of grace provided with respect thereto, or (ii) either Obligor or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least £25,000,000 (or the equivalent thereof, as of any date of determination, in any other currency) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) either Obligor or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least £10,000,000 (or the equivalent thereof, as of any date of determination, in any other currency) or (y) one or more Persons have the right to require either Obligor or any Subsidiary so to purchase or repay Indebtedness in an aggregate outstanding principal amount of at least £25,000,000 (or the equivalent thereof, as of any date of determination, in any other currency); or

(h)	either Obligor or any Material Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) is deemed unable to pay its debts within the meaning of Section 123(l) of the U.K. Insolvency Act 1986 (as that Section may be amended by order under Section 416 of the U.K. Insolvency Act 1986 or otherwise), or (vii) takes corporate action for the purpose of any of the foregoing; or

(i)	a court or governmental authority of competent jurisdiction enters an order appointing, without consent by either Obligor or any Material Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of either Obligor or any Material Subsidiary, or any such petition shall be filed against either Obligor or any Material Subsidiary and such petition shall not be dismissed within 60 days; or

(j)	(i) any meeting of either Obligor or any Material Subsidiary is convened for the purpose of considering any resolution to present an application for an administration order, (ii) an application for an administration order in relation to either Obligor or any Material Subsidiary is presented to the court, (iii) either Obligor or any Material Subsidiary passes a resolution to present an application for an administrative order, (iv) an administration order is made in relation to either Obligor or any Material Subsidiary, (v) any steps are taken with a view to proposing (under any enactment or otherwise) any kind of composition, scheme of arrangement, compromise or arrangement involving either Obligor or any Material Subsidiary and any of their respective creditors generally (or any class of them), (vi) any administrative or other receiver or any manager is appointed of either Obligor or any Material Subsidiary or any substantial part of their respective assets, (vii) the directors of either Obligor or any Material Subsidiary request any Person to appoint such a receiver or manager, (viii) any other steps are taken to enforce any Lien over all or any part of the assets of either Obligor or any Material Subsidiary or (ix) any attachment, sequestration, distress or execution affects any substantial part of the assets of either Obligor or any Material Subsidiary and is not discharged within 14 days; or

(k)	(i) any meeting of either Obligor or any Material Subsidiary is convened for the purpose of considering any resolution for (or to petition for) its winding up, (ii) either Obligor or any Material Subsidiary passes such a resolution, (iii) either Obligor or any Material Subsidiary presents any petition for the winding up of either Obligor or any Material Subsidiary, or (iv) an order for the winding up of either Obligor or any Material Subsidiary is made, except in the case of a voluntary reconstruction of a Material Subsidiary on a solvent basis; or

(l)	there occurs in relation to either Obligor or any Material Subsidiary, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any substantial part of their assets is subject any event which, in the opinion of the Required Holders, appears to correspond in that country or territory with any of those mentioned in Subsections (h) to (k), inclusive above, or either Obligor or any Material Subsidiary otherwise becomes subject in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

(m)	a final judgment or judgments for the payment of money aggregating in excess of £10,000,000 (or the equivalent thereof, as of any date of determination, in any other currency) are rendered against one or more of the Obligors and their Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(n)	if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified either Obligor or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed £10,000,000, (iv) either Obligor or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) either Obligor or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) either Obligor or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of either Obligor or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(o)	any Guarantee shall cease to be in full force and effect or the Guarantor or any Person acting on behalf of the Guarantor shall contest in any manner the validity, binding nature or enforceability of any Guarantee.

As used in Section 11(n), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

12. REMEDIES ON DEFAULT, ETC.

12.1. Acceleration.

(a)	If an Event of Default with respect to an Obligor described in paragraphs (h) through (l) of Section 11 (other than an Event of Default described in clause (i) of paragraph (h) or described in clause (vi) of paragraph (h) by virtue of the fact that such clause encompasses clause (i) of paragraph (h)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)	If any other Event of Default has occurred and is continuing, any holder or holders of more than 50% in principal amount of the Notes of any Series at the time outstanding may at any time at their option, by notice or notices to the Company, declare all the Notes of such Series then outstanding to be immediately due and payable.

(c)	If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes of any Series becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and (y) the applicable Make-Whole Amounts, if any, determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Obligors acknowledge, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Obligors (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2. Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3. Rescission.

At any time after any Notes of any Series have been declared due and payable pursuant to paragraph (b) or (c) of Section 12.1, the holder or holders of greater than 50% in principal amount of the Notes of such Series at the time outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Obligors have paid all overdue interest on the Notes of such Series, all principal of and Make-Whole Amount, if any, on any Notes of such Series that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes of such Series, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 19, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4. No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note or any Guarantee upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Obligors under Section 17, the Obligors will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13. TAX INDEMNIFICATION.

(a)	Any and all payments under this Agreement, the Notes or the Guarantees to or for the account of any holder of a Note shall be made free and clear of, and without deduction or withholding for or on account of, any Tax, except to the extent such deduction or withholding is required by law. If any Tax is required by law to be deducted or withheld from any such payments by the Guarantor or the Company, the Guarantor or the Company, as the case may be, will make such deductions or withholding and pay to the relevant taxing authority the full amount deducted or withheld before penalties attach thereto or interest accrues thereon.

(b)	In the event of the imposition by or for the account of any Applicable Taxing Authority or of any Governmental Authority of any jurisdiction in which either Obligor resides for tax purposes or any jurisdiction from or through which either Obligor is making any payment in respect of any Note held by any holder other than a Qualified Holder or any Guarantee in respect of any such Note of any Tax, other than any Excluded Tax, upon or with respect to any payments in respect of any such Note or any such Guarantee, whether by withholding or otherwise, the Obligor making such payment hereby agrees to pay forthwith from time to time in connection with each payment on such Notes or such Guarantees, as the case may be, to each such holder of a Note such amounts as shall be required so that every payment received by such holder in respect of the Notes and the Guarantees held by such holder and every payment received by such holder under this Agreement will not, after such withholding or deduction or other payment for or on account of such Tax and any interest or penalties relating thereto, be less than the amount due and payable to such holder in respect of such Note or Guarantee or under this Agreement before the assessment of such Tax; provided, however, that neither Obligor shall be obliged to pay such amounts to such holder of a Note in respect of Taxes to the extent such Taxes exceed the Taxes that would have been payable:

(i)	had such holder been a resident for tax purposes in the United States and not also in the United Kingdom;

(ii)	had such holder not had any connection with the United Kingdom or any territory or political subdivision thereof other than as a result of the holding of any Note or the receipt of any payments in respect thereof or any other activities incidental thereto (including the enforcement thereof);

(iii)	to a holder that had been the beneficial owner of such Note (and the payments thereon) and that was a corporation created or organized under the laws of the United States or any State thereof that would have been entitled with respect to payments under the Notes to the benefit of Article 11(2) of the United States-United Kingdom double tax treaty, SI 1980/568, as in effect on the date of (x) this Agreement, in the case of any Series 2003-1 Note, or (y) the relevant Supplement, in the case of any Note of any Series issued pursuant to such Supplement, under which payments of interest by the Company to such holder would have been exempt from tax by the United Kingdom; or

(iv)	but for the delay or failure by such holder (following a written request by an Obligor) in the filing with an appropriate Governmental Authority or otherwise of forms, certificates, documents, applications or other reasonably required evidence including, but not limited, to U.K. Form FD13 (collectively “Forms”), that are required to be filed by such holder to avoid or reduce such Taxes and that in the case of any of the foregoing would not result in any income tax return information which would reasonably be considered to be confidential or proprietary being revealed, either directly or indirectly, to any Person (it being agreed that information required to be disclosed on U.K. Form FD13 as in effect on the date hereof or any other information relating to nationality, residence or place of incorporation shall not be considered confidential or proprietary) and such delay or failure could have been lawfully avoided by such holder; provided that such holder shall be deemed to have satisfied the requirements of this clause (iv) upon the good faith completion and submission of such Forms as may be specified in a written request by either Obligor (which request shall include a copy of such Forms) or an appropriate Governmental Authority no later than 45 days after receipt by such holder of such written request; provided further, however, that this Agreement shall be deemed to be a due written request made as of the date of Closing by the Company to the Purchasers (other than an Applicable Purchaser) to file U.K. Form FD13.

(c)	In the event of the imposition by or for the account of any Applicable Taxing Authority of any Tax, other than an Excluded Tax, upon or with respect to any payments in respect of any Note held by a Qualified Holder or any Guarantee in respect of any such Note, whether by withholding or otherwise, the Obligor required to make such payment shall give notice thereof to such Qualified Holder. If any Qualified Holder that has received any such notification from an Obligor reasonably determines that it will not within a reasonable period of time receive or be granted a corresponding credit for, or relief or remission in respect of, or repayment of, such Tax, then such Qualified Holder will so notify the applicable Obligor (providing written details of the position regarding such credit, relief, remission or repayment) and such Obligor shall pay forthwith from time to time in connection with each payment on the

Notes or the Guarantees, as the case may be, to such Qualified Holder such amounts as shall be required so that every payment received by such Qualified Holder in respect of the Notes and the Guarantees and every payment received by such Qualified Holder under this Agreement will not, after such withholding or deduction or other payment for or on account of such Tax and any interest or penalties relating thereto, be less than the amount due and payable to such Qualified Holder in respect of such Note or Guarantee or under this Agreement before the assessment of such Tax; provided that no such amounts shall be payable under this Subsection (c) to (i) any Qualified Holder which fails validly to give one of the representations set out in Section 6.3 or to any other holder of a Note which, in accordance with Section 6.3, has notified the Company that it is unable to give such a representation or (ii) any Qualified Holder which is not within the charge to United Kingdom corporation tax in respect of payments made to it under any Note or any Guarantee in respect of any Tax that is imposed as a result of the delay or failure by such Qualified Holder (following a written request by an Obligor) in the filing with an appropriate Governmental Authority or otherwise of Forms that are required to be filed by such Qualified Holder to avoid or reduce such Taxes and would not result in any income tax return information which would reasonably be considered to be confidential or proprietary being revealed, either directly or indirectly, to any Person (it being agreed that information relating to nationality, residence or place of incorporation shall not be considered confidential or proprietary) and such delay or failure could have been lawfully avoided by such Qualified Holder, provided that such Qualified Holder shall be deemed to have satisfied the requirements of this clause (ii) upon the good faith completion and submission of such Forms as may be specified in a written request by either Obligor (which request shall include a copy of such Forms) or an appropriate Governmental Authority no later than 45 days after receipt by such Qualified Holder of such written request.

(d)	Within 60 days after the date of any payment by either Obligor of any Tax in respect of any payment under any Note, any Guarantee or this Section 13, such Obligor shall furnish to each applicable holder of a Note the original tax receipt for the payment of such Tax or a duly certified copy of the original tax receipt or, if such original tax receipt is not provided by the applicable taxing authority or further proof is required, such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any holder of a Note.

(e)	If an Obligor has made a payment to or on account of any holder of a Note pursuant to Subsection (b) or Subsection (c) above and such holder is entitled to a refund of the Tax to which such payment is attributable from the Governmental Authority to which the payment of the Tax was made and such refund can be obtained by filing one or more Forms which would not result in any income tax return information which would reasonably be considered to be confidential or proprietary being revealed, either directly or indirectly, to any Person (it being agreed that information relating to nationality, residence or place of incorporation shall not be considered confidential or proprietary), then (i) such holder shall, as soon as practicable after receiving a written request therefor from an Obligor (which request shall specify in reasonable detail the Forms to be filed), file such Forms and (ii) upon receipt of such refund, if any, promptly pay over such refund to such Obligor.

(f)	Notwithstanding anything to the contrary in Subsection (b)(iv) or Subsection (c)(ii) above, neither Obligor shall be required to make any payment under this Section 13 to an assignee, successor or other transferee of any Note (a “transferee”) that first became a holder of a Note less than 60 days prior to the due date of any payment on such Note and as a result such Obligor does not receive a direction from the Applicable Taxing Authority that such Obligor is not required to deduct Tax in respect of that payment; provided further that, if such transferee shall file any Forms required to be filed pursuant to Subsection (b)(iv) or Subsection (c)(ii) above within the time period specified therein, such Obligor’s obligation to make any payments required under this Section 13 shall be applicable with respect to all subsequent payments to such transferee.

(f)	The obligations of the Obligors under this Section 13 shall survive the transfer or payment of any Note.

14. GUARANTEE, ETC.

14.1. Guarantee.

The Guarantor hereby guarantees to each holder of any Note or Notes at any time outstanding (a) the prompt payment in full, in the applicable currency of the relevant Note, when due (whether at stated maturity, by acceleration, by prepayment or otherwise) of the principal of and Make-Whole Amount (if any) and interest on the Notes (including, without limitation, interest on any overdue principal, Make-Whole Amount and, to the extent permitted by applicable law, on any overdue interest and on payment of additional amounts described in Section 13) and all other amounts from time to time owing by the Company under this Agreement and under the Notes (including, without limitation, costs, expenses and taxes), and (b) the prompt performance and observance by the Company of all covenants, agreements and conditions on its part to be performed and observed hereunder, in each case strictly in accordance with the terms thereof (such payments and other obligations being herein collectively called the “Guaranteed Obligations”). The Guarantor hereby further agrees that if the Company shall default in the payment or performance of any of the Guaranteed Obligations, the Guarantor will (x) promptly pay or perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration, by prepayment or otherwise) in accordance with the terms of such extension or renewal and (y) pay to the holder of any Note such amounts, to the extent lawful, as shall be sufficient to pay the costs and expenses of collection or of otherwise enforcing any of such holder’s rights under this Agreement, including, without limitation, reasonable counsel fees.

All obligations of the Guarantor under this Section 14 shall survive the transfer of any Note, and any obligations of the Guarantor under this Section 14 with respect to which the underlying obligation of the Company is expressly stated to survive payment of any Note shall also survive payment of such Note.

14.2. Obligations Unconditional.

(a)	The obligations of the Guarantor under Section 14.1 constitute a present and continuing guaranty of payment and not collectibility and are absolute, unconditional and irrevocable, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Company under this Agreement, the Notes or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 14.2 that the obligations of the Guarantor hereunder shall be absolute, unconditional and irrevocable, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantor hereunder which shall remain absolute and unconditional as described above:

(1)	any amendment or modification of any provision of this Agreement or any of the Notes or any assignment or transfer thereof, including without limitation the renewal or extension of the time of payment of any of the Notes or the granting of time in respect of such payment thereof, or of any furnishing or acceptance of security or any additional guarantee or any release of any security or guarantee so furnished or accepted for any of the Notes;

(2)	any waiver, consent, extension, granting of time, forbearance, indulgence or other action or inaction under or in respect of this Agreement or the Notes, or any exercise or non-exercise of any right, remedy or power in respect hereof or thereof;

(3)	any bankruptcy, receivership, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceedings with respect to the Company or any other Person or the properties or creditors of any of them;

(4)	the occurrence of any Default or Event of Default under, or any invalidity or any unenforceability of, or any misrepresentation, irregularity or other defect in, this Agreement, the Notes or any other agreement;

(5)	any transfer of any assets to or from the Company, including without limitation any transfer or purported transfer to the Company from any Person, any invalidity, illegality of, or inability to enforce, any such transfer or purported transfer, any consolidation or merger of the Company with or into any Person, any change in the ownership of any shares of capital stock of the Company, or any change whatsoever in the objects, capital structure, constitution or business of the Company;

(6)	any default, failure or delay, willful or otherwise, on the part of the Company or any other Person to perform or comply with, or the impossibility or illegality of performance by the Company or any other Person of, any term of this Agreement, the Notes or any other agreement;

(7)	any suit or other action brought by, or any judgment in favor of, any beneficiaries or creditors of, the Company or any other Person for any reason whatsoever, including without limitation any suit or action in any way attacking or involving any issue, matter or thing in respect of this Agreement, the Notes or any other agreement;

(8)	any lack or limitation of status or of power, incapacity or disability of the Company or any trustee or agent thereof; or

(9)	any other thing, event, happening, matter, circumstance or condition whatsoever, not in any way limited to the foregoing.

(b)	The Guarantor hereby unconditionally waives diligence, presentment, demand of payment, protest and all notices whatsoever and any requirement that any holder of a Note exhaust any right, power or remedy against the Company under this Agreement or the Notes or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

(c)	In the event that the Guarantor shall at any time pay any amount on account of the Guaranteed Obligations or take any other action in performance of its obligations hereunder, the Guarantor shall not exercise any subrogation or other rights hereunder or the Notes and the Guarantor hereby waives all rights it may have to exercise any such subrogation or other rights, and all other remedies that it may have against the Company, in respect of any payment made hereunder unless and until the Guaranteed Obligations shall have been indefeasibly paid in full. If any amount shall be paid to the Guarantor on account of any such subrogation rights or other remedy, notwithstanding the waiver thereof, such amount shall be received in trust for the benefit of the holders of the Notes and shall forthwith be paid to such holders to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof. The Guarantor agrees that its obligations under this Section 14 shall be automatically reinstated if and to the extent that for any reason any payment (including payment in full) by or on behalf of the Company is rescinded or must be otherwise restored by any holder of a Note, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid.

(d)	If an event permitting the acceleration of the maturity of the principal amount of the Notes shall at any time have occurred and be continuing and such acceleration (and the effect thereof on the Guaranteed Obligations) shall at such time be prevented by reason of the pendency against the Company or any other Person of a case or proceeding under a bankruptcy or insolvency law, the Guarantor agrees that, for purposes of the guarantee in this Section 14 and the Guarantor’s obligations under this Agreement and the Guarantees, the maturity of the principal amount of the Notes shall be deemed to have been accelerated (with a corresponding effect on the Guaranteed Obligations) with the same effect as if the holders of the Notes had accelerated the same in accordance with the terms of this Agreement, and the Guarantor shall forthwith pay such principal amount, any interest thereon, any Make-Whole Amounts and any other amounts guaranteed hereunder without further notice or demand.

(e)	The guarantee in this Section 14 is a continuing guarantee and shall apply to the Guaranteed Obligations whenever arising. Each default in the payment or performance of any of the Guaranteed Obligations shall give rise to a separate claim and cause of action hereunder, and separate claims or suits may be made and brought, as the case may be, hereunder as each such default occurs.

14.3. Guarantees Endorsed on the Notes.

Each Note shall have endorsed thereon a Guarantee of the Guarantor in the form of Exhibit 2.

15. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

15.1. Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and neither Obligor shall be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

15.2. Transfer and Exchange of Notes.

Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes of the same Series and tranche (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of the Note established for the applicable Series and tranche and shall have the Guarantee of the Guarantor endorsed thereon. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than U.S.$100,000 (in the case of the Series 2003-1 Tranche A Notes, Series 2003-1 Tranche B Notes, Series 2003-1 Tranche C Notes, and the Series 2003-1 Tranche E Notes) or £100,000 (in the case of the Series 2003-1 Tranche D Notes), provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than U.S.$100,000 or £100,000, as applicable. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

15.3. Replacement of Notes.

Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)	in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least U.S.$10,000,000 in excess of the outstanding principal amount of such Note, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)	in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series and tranche, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon, and having the Guarantee of the Guarantor endorsed thereon.

16. PAYMENTS ON NOTES.

16.1. Place of Payment.

Subject to Section 16.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Bank of America in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

16.2. Home Office Payment.

So long as any Purchaser or any nominee of such Purchaser shall be the holder of any Note, and notwithstanding anything contained in Section 16.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 16.1. Prior to any sale or other disposition of any Note held by any Purchaser or any nominee of such Purchaser, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 15.2. The Company will afford the benefits of this Section 16.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by any Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 16.2.

17. EXPENSES, ETC.

17.1. Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Obligors will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any Supplements, amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or the Guarantees or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or the Guarantees, or by reason of being a holder of any Note with the benefit of a Guarantee, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Guarantor, the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and (c) fees payable in connection with the initial filing of this Agreement and all related documents and financial information with the Securities Valuation Office (the “SVO”) of the National Association of Insurance Commissioners, and all subsequent annual and interim filings of documents and financial information related to this Agreement with the SVO or any successor organization acceding to the authority thereof. The Obligors will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by such Purchaser or other holder).

17.2. Taxes.

The Obligors will pay all stamp, documentary or similar taxes which may be payable in respect of the execution and delivery of this Agreement or of the execution and delivery of any of the Notes or of any amendment of, or waiver or consent under or with respect to, this Agreement or of any of the Notes and will save each holder of a Note harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax required to be paid by the Company or the Guarantor hereunder.

17.3. Survival.

The obligations of the Obligors under this Section 17 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

18. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by each Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of any Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of either Obligor pursuant to this Agreement shall be deemed representations and warranties of such Obligor under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the Purchasers and the Obligors and supersede all prior agreements and understandings relating to the subject matter hereof.

19. AMENDMENT AND WAIVER.

19.1. Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Obligors and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 23 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Section 8, 11(a), 11(b), 12, 13, 14, 19 or 22.

19.2. Solicitation of Holders of Notes.

(a)	Solicitation. The Obligors will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Obligors will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 19 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)	Payment. Neither Obligor will directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

19.3. Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 19 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Obligors without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between either Obligor and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

19.4. Notes held by Obligor, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by either Obligor or any Affiliate of either Obligor shall be deemed not to be outstanding.

19.5. Exchange Rate.

For the purpose of (i) allocating any partial prepayment of the Fixed Rate Notes pursuant to Section 8.6 or (ii) determining whether the holders of the requisite percentage of the aggregate principal amount of Series 2003-1 Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Series 2003-1 Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Series 2003-1 Notes then outstanding, the principal amount of any outstanding Series 2003-1 Tranche D Notes shall be deemed to be the equivalent amount in Dollars calculated on the basis of an exchange rate of U.S.$1.5827 to each £1.00.

20. NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i)	if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii)	if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing,

(iii)	if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Company Secretary, or at such other address as the Company shall have specified to the holder of each Note in writing, or

(iv)	if to the Guarantor, to the Guarantor at its address set forth at the beginning hereof to the attention of the Company Secretary, or at such other address as the Guarantor shall have specified to the holder of each Note in writing.

Notices under this Section 20 will be deemed given only when actually received.

21. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and such Purchaser may destroy any original document so reproduced. The Obligors agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 21 shall not prohibit an Obligor or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

22. CONFIDENTIAL INFORMATION.

For the purposes of this Section 22, “Confidential Information” means information delivered to any Purchaser by or on behalf of either Obligor or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of such Obligor or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by an Obligor or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) such Purchaser’s directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by such Purchaser’s Notes), (ii) such Purchaser’s financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 22, (iii) any other holder of any Note, (iv) any Institutional Investor to which such Purchaser sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 22), (v) any Person from which such Purchaser offers to purchase any security of an Obligor (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 22), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes or this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 22 as though it were a party to this Agreement. On reasonable request by an Obligor in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Obligors embodying the provisions of this Section 22.

23. SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of such Purchaser’s Affiliates as the purchaser of the Notes that such Purchaser has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 23) shall be deemed to refer to such Affiliate in lieu of such original Purchaser.

In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 23) shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

24. JURISDICTION AND PROCESS.

EACH OF THE GUARANTOR AND THE COMPANY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE GUARANTEES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH, OR ANY LEGAL ACTION OR PROCEEDING TO EXECUTE OR OTHERWISE ENFORCE ANY JUDGMENT OBTAINED AGAINST THE COMPANY OR THE GUARANTOR, AS THE CASE MAY BE, FOR BREACH HEREOF OR THEREOF, OR AGAINST ANY OF ITS PROPERTIES, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK BY ANY PURCHASER OR ON ANY PURCHASER’S BEHALF OR BY OR ON BEHALF OF ANY HOLDER OF A NOTE, AS ANY PURCHASER OR SUCH HOLDER MAY ELECT, AND EACH OF THE GUARANTOR AND THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS FOR PURPOSES OF ANY SUCH LEGAL ACTION OR PROCEEDING. EACH OF THE GUARANTOR AND THE COMPANY HEREBY IRREVOCABLY APPOINTS AND DESIGNATES CT CORPORATION SYSTEM, WHOSE ADDRESS IS 111 EIGHTH AVENUE, NEW YORK, NY 10011, OR ANY OTHER PERSON HAVING AND MAINTAINING A PLACE OF BUSINESS IN THE STATE OF NEW YORK WHOM THE COMPANY MAY FROM TIME TO TIME HEREAFTER DESIGNATE (HAVING GIVEN 30 DAYS’ NOTICE THEREOF TO EACH HOLDER OF A NOTE THEN OUTSTANDING), AS THE TRUE AND LAWFUL ATTORNEY AND DULY AUTHORIZED AGENT FOR ACCEPTANCE OF SERVICE OF LEGAL PROCESS OF THE GUARANTOR AND THE COMPANY. EACH OF THE GUARANTOR AND THE COMPANY HEREBY AGREES THAT SERVICE OF PROCESS IN ANY SUCH PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO IT AT ITS ADDRESS SPECIFIED IN SECTION 20 OR AT SUCH OTHER ADDRESS OF WHICH EACH HOLDER OF A NOTE SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. IN ADDITION, EACH OF THE GUARANTOR AND THE COMPANY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES, THE GUARANTEES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

25. OBLIGATION TO MAKE PAYMENTS IN APPLICABLE CURRENCY.

(a)	All payments made by the Obligors with respect to the Series 2003-1 Tranche A Notes, Series 2003-1 Tranche B Notes, Series 2003-1 Tranche C Notes and Series 2003-1 Tranche E Notes under this Agreement, such Notes or the Guarantees, as the case may be, shall be in Dollars and the obligations of the Obligors to make payments in Dollars of any of their obligations under this Agreement, such Notes or the Guarantees shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any currency other than Dollars, except to the extent such tender or recovery shall result in the actual receipt by the holder of any Note of the full amount of Dollars expressed to be payable in respect of any such obligations.

(b)	All payments made by the Obligors with respect to the Series 2003-1 Tranche D Notes under this Agreement, such Notes or the Guarantees, as the case may be, shall be in Pounds Sterling and the obligations of the Obligors to make payments in Pounds Sterling of any of their obligations under this Agreement, such Notes or the Guarantees shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any currency other than Pounds Sterling, except to the extent such tender or recovery shall result in the actual receipt by the holder of any Note of the full amount of Pounds Sterling expressed to be payable in respect of any such obligations.

(c)	The obligation of the Obligors to make payments in Dollars or Pounds Sterling as aforesaid shall be enforceable as an alternative or additional cause of action for the purpose of recovery in Dollars or Pounds Sterling of the amount, if any, by which such actual receipt shall fall short of the full amount of Dollars or Pounds Sterling expressed to be payable in respect of any such obligations, and shall not be affected by judgment being obtained for any other sums due under this Agreement, the Notes or the Guarantees.

26. MISCELLANEOUS.

26.1. Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

26.2. Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

26.3. Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

26.4. Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

26.5. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

26.6. Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

* * * * *

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company and the Guarantor.

Very truly yours,

RANK GROUP FINANCE PLC

By
Title:

THE RANK GROUP PLC

By
Title:

The foregoing is hereby

agreed to as of the

date thereof.

By:	[Name of Purchaser]
By:
Name:
Title:

SCHEDULE A

INFORMATION RELATING TO PURCHASERS

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acquisition Event” shall be deemed to have occurred and to exist with respect to the last day of any semi-annual or annual fiscal period of the Guarantor with respect to which the (i) Leverage Ratio shall exceed 3.0 to 1.0 as contemplated by Section 10.5(ii) or (ii) Interest Coverage Ratio shall be less than 3.0 to 1.0 as contemplated by Section 10.6(ii).

“Adjusted Share Capital and Reserves” means, as of any date, with respect to the Guarantor and its Subsidiaries, the aggregate of:

(a)	the amount paid up or credited as paid up on the issued share capital of the Guarantor; and

(b)	the amount standing to the credit of the consolidated reserves of the Guarantor and its Subsidiaries and their interest in the reserves of associated or related companies (taking into account any debit or credit balance on any share premium account, capital redemption reserve, special reserve, any credit balance on profit and loss account and capitalized goodwill arising upon acquisitions), adjusted by (to the extent not already eliminated in or deducted from the consolidation):

(i)	deducting any debit balance on profit and loss account;

(ii)	deducting any amounts attributable to goodwill (except capitalized goodwill arising upon acquisitions), patents and trademarks and similar intangibles and to minority interests;

(iii)	deducting any revaluation reserve, except to the extent that such reserve arises from a revaluation carried out by an independent professional valuer or from a revaluation of assets upon their acquisition by the Guarantor or any Subsidiary, determined on a basis consistent with that applied in the Guarantor’s audited financial statements for the period ended December 31, 2001;

(iv)	excluding any amount attributable to minority interests; and

(c)	(if no revaluation reserve has been included in the Guarantor’s latest financial statements delivered pursuant to Section 7.1(a) or 7.1(b)) the amount that would have been included as the revaluation reserve in accordance with the terms of clause (b)(iii) above if a revaluation reserve had been included in the Guarantor’s latest financial statements, adjusted to reflect any variation in the amount of such paid up share capital, the share premium account, special reserve or capital redemption reserve since the Guarantor’s latest financial statements delivered pursuant to Section 7.1(a) or 7.1(b), including for this purpose any underwritten element of any issue or proposed issue of shares by the Guarantor from the date that such underwriting is unconditional, all of the foregoing as calculated on a consolidated basis in accordance with U.K. GAAP.

“Affected Note” is defined in Section 8.4.

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of either Obligor or any Subsidiary or any corporation of which the Guarantor and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Guarantor.

“Applicable Acquisition” means any acquisition (whether by purchase, consolidation, merger or otherwise) by the Guarantor or any Subsidiary of any assets to be used in an existing line of business of the Guarantor or such Subsidiary or of any Person operating in an existing line of business of the Guarantor or such Subsidiary and with respect to which the acquisition price is in excess of £50,000,000 (or the equivalent thereof in any other currency).

“Applicable Purchaser” means (i) The Prudential Assurance Company Limited, (ii) Prudential Annuities Limited, and (iii) Prudential Retirement Income Limited and (iv) Panther CDO I B.V. so long as such Person shall hold any Note and shall not have given the Company a notice pursuant to Section 6.3(b).

“Applicable Taxing Authority” is defined in Section 5.9(b).

“Business Day” means (a) for the purposes of Section 8.9 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City or London, England are required or authorized to be closed.

“Closing” is defined in Section 3.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means Rank Group Finance plc, a company incorporated under the laws of England and Wales, or any successor thereto that shall have become such in the manner prescribed in Section 10.2.

“Confidential Information” is defined in Section 22.

“Consolidated Cash and Cash Equivalents” means, as of any date, with respect to the Guarantor and its Subsidiaries, (i) cash on hand or on deposit with any bank, which, in either case, is remittable to the United Kingdom, (ii) certificates of deposit issued by any bank maturing within one year after the date of issuance, (iii) cash deposited with any Person as security for any borrowing or liability, (iv) any investment in marketable obligations issued or guaranteed by the government of the United States of America or the United Kingdom or by an instrumentality or agency of either thereof having an equivalent respective credit rating therewith, (v) open market commercial paper (a) for which a recognized trading market exists, (b) that is issued in the United States of America or the United Kingdom, (c) that matures within one year after the date of issuance and (d) that has a short-term credit rating by Standard & Poor’s of “A-1” or better or a short-term credit rating by Moody’s of “P-1” or better, or, if no rating is available in respect of such commercial paper, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating as those set forth just previously, (vi) Sterling bills of exchange eligible for rediscount at the Bank of England, (vii) repurchase agreements fully or over-collateralised, (viii) United States of America government and/or federal agency securities with a maximum maturity of seven days, (ix) corporate bonds and notes and medium term notes with a long-term rating by Standard & Poor’s of “A” or better or a long-term rating by Moody’s of “A2” or better, (x) asset backed securities with a short-term rating by Standard & Poor’s of “A-1” or better or a short-term rating by Moody’s of “P-1” or better or a long-term rating by Standard & Poor’s of “AAA” or a long-term rating by Moody’s of “Aaa” and (xi) money market mutual funds with a rating by Standard & Poor’s of “AAA” or a rating by Moody’s of “Aaa”, in each case that is beneficially owned by the Guarantor or any Subsidiary and that is capable of being applied against Indebtedness, all as determined on a consolidated basis in accordance with U.K. GAAP.

“Consolidated EBITDA” means, with respect to any period, the total operating profit of the Guarantor and its Subsidiaries (including the share of any operating profit with respect to any joint ventures and associated undertakings) for continuing operations, acquisitions (as a component of continuing operations) and discontinued operations as set out in FRS 3, all for such period, (i) before deductions for interest, tax, depreciation of tangible assets and amortization of intangible assets of the Guarantor and its Subsidiaries for such period and (ii) excluding any exceptional profits or losses and extraordinary items of the Guarantor and its Subsidiaries for such period; all as determined on a consolidated basis in accordance with U.K. GAAP. Consolidated EBITDA shall be determined on a pro forma basis so as to give effect from the first day of the relevant period to any Person that became a Subsidiary or merged into or consolidated with the Company or any Subsidiary during the relevant period and to exclude any former Subsidiary that ceased to be a Subsidiary during such period.

“Consolidated Net Indebtedness” means, as of any date, with respect to the Guarantor and its Subsidiaries: (i) the aggregate of: (a) outstanding principal amounts of all borrowings, (b) monies otherwise raised by the Guarantor or any Subsidairy by way of acceptance credits, (c) the outstanding principal amount of the issue of any debenture, bond, note, loan stock or other security, (d) the aggregate amount of all guarantees, indemnities and other assurances against financial loss given by the Guarantor or any Subsidiary to secure similar liabilities of any person other than either Obligor or any Wholly-Owned Subsidiary, (e) the capitalized element of Indebtedness under a finance lease or capital lease, (f) the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis), (g) the outstanding principal amount of any Indebtedness arising from any deferred purchase agreements arranged primarily as a method of raising finance or financing the acquisition of an asset, (h) any fixed or minimum premium payable (as shown on the Guarantor’s most recent financial statements delivered pursuant to Section 7.1(a) or 7.1(b)) on the repayment or redemption at its stated maturity of any instrument referred to in clause (c) above and (i) the outstanding principal amount of any Indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing; minus (ii) Indebtedness incurred by the Guarantor or any Subsidiary for the purpose of financing any contract in respect of which any part of the purchase price to be paid by the Guarantor or such Subsidiary thereunder is guaranteed or insured by the Export Credits Guarantee Department of the U.K. Department of Trade and Industry or by any other U.K. governmental department or agency fulfilling a similar function, up to an amount equal to that part of the purchase price that is so guaranteed or insured; minus (iii) Consolidated Cash and Cash Equivalents; all as determined on a consolidated basis in accordance with U.K. GAAP.

“Consolidated Net Interest Expense” means, with respect to any period, (i) the aggregate amount of interest paid or accrued by the Guarantor and its Subsidiaries for such period (including, without limitation, the current amount of leasing and hire purchase payments and discount and acceptance fees payable (or deducted) in respect of any Indebtedness), whether or not paid or capitalized, minus (ii) the aggregate amount of interest received or accrued by the Guarantor and it Subsidiaries for such period; all as determined on a consolidated basis in accordance with U.K. GAAP. Consolidated Net Interest Expense shall be determined on a pro forma basis so as to give effect from the first day of the relevant period to any Person that became a Subsidiary or merged into or consolidated with the Company or any Subsidiary during the relevant period and to exclude any former Subsidiary that ceased to be a Subsidiary during such period.

“Consolidated Total Assets” means, as of any date, the aggregate book value of the assets of the Guarantor and its Subsidiaries as of such date, determined on a consolidated basis in accordance with U.K. GAAP.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means (a) with respect to any Fixed Rate Note, that rate of interest that is the greater of (i) 2.00% per annum above the rate of interest stated in clause (a) of the first paragraph of such Note or (ii) 2.00% over the rate of interest publicly announced by Bank of America in New York, New York as its “base” or “prime” rate, (b) with respect to the Series 2003-1 Tranche A Notes, a rate of interest equal to (i) the Floating Interest Rate otherwise applicable to the Series 2003-1 Tranche A Notes on such date plus (ii) 2.00% and (c) with respect to any other Series of Notes, the rate of interest specified in the Supplement pursuant to which such Series of Notes are issued.

“Dollar” or “U.S.$” means lawful money of the United States of America.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with either Obligor under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Excluded Tax” means, with respect to any holder of a Note, any Tax imposed by any jurisdiction on the net income of such holder as a consequence of such holder being a resident of or organized or doing business in that jurisdiction (but not any Tax which is imposed as a result of such holder being considered a resident of or organized or doing business in that jurisdiction solely as a result of such holder holding a Note with the benefit of a Guarantee or being a party to this Agreement or any transaction contemplated by this Agreement or enforcing its rights hereunder under any Note or under any Guarantee).

“Fixed Rate Notes” means the Series 2003-1 Tranche B Notes, the Series 2003-1 Tranche C Notes, the Series 2003-1 Tranche D Notes and the Series 2003-1 Tranche E Notes.

“Floating Interest Period” means, with respect to the Series 2003-1 Tranche A Notes, each period from and including a Series 2003-1 Tranche A Note Payment Date to but excluding the immediately subsequent Series 2003-1 Tranche A Note Payment Date. Notwithstanding the foregoing, (i) the first Floating Interest Period shall begin on the date of Closing and (i) the final Floating Interest Period shall end on, and exclude, May 8, 2007.

“Floating Interest Rate” means, for any Floating Interest Period, the sum of (i) the LIBOR Base Rate calculated for such Floating Interest Period plus (ii) 1.90%.

“Floating Interest Rate Determination Date” means, with respect to any Floating Interest Period, the day that is two London Banking Days preceding the first day of such Floating Interest Period.

“Governmental Authority” means

(a)	the government of

(i)	the United Kingdom, the United States of America or any State or other political subdivision of either thereof, or

(ii)	any other jurisdiction in which either Obligor or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of either Obligor or any Subsidiary, or

(b)	any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guarantee” is defined in Section 1.

“Guarantor” means The Rank Group plc, a company incorporated under the laws of England and Wales, or any successor thereto that shall have become such in the manner prescribed in Section 10.2.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 15.1.

“Indebtedness” with respect to any Person means, at any time, without duplication, its liabilities for:

(a)	borrowings;

(b)	moneys raised by way of acceptance credits, finance leases or the issue of any debenture, bond, note, loan stock or other security;

(c)	documentary credits;

(d)	the acquisition cost of property, assets or services to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment was arranged primarily as a method of raising finance or financing the acquisition of the property, assets or services acquired, but excluding liabilities incurred in relation to the acquisition of property, assets or services in the ordinary course of trading;

(e)	any guarantee or indemnity or similar assurance against financial loss;

(f)	net liabilities under interest rate exchange agreements, currency exchange agreements, interest rate caps, collars and floor agreements, forward rate agreements and other similar agreements and options with respect thereto;

(g)	receivables sold or discounted (otherwise than on a non-recourse basis); and

(h)	any other transaction which is required to be accounted for as a borrowing in accordance with U.K. GAAP.

“Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of a Note holding more than 2% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Interest Coverage Ratio” means, with respect to any period, the ratio of (i) Consolidated EBITDA for such period to (ii) Consolidated Net Interest Expense for such period.

“Leverage Ratio” means, with respect to any period, the ratio of (i) Consolidated Net Indebtedness as of the last day of such period to (ii) Consolidated EBITDA for such period.

“LIBOR Base Rate” means, on any Floating Interest Rate Determination Date in respect of any Floating Interest Period and, with respect to the first Floating Interest Period, on the day that is two London Banking Days preceding the date of Closing, the rate (rounded, if necessary, to the nearest one thousandth of one percent (0.001%)) for deposits in Dollars for a three month period for amounts of $1,000,000 or more which appears on the page designated as “Page 3750” on the Telerate Service of Bridge Information Services (or such other display (i) as may replace “Page 3750” on the Telerate Service of Bridge Information Services or (ii) as may be agreed to by the Company and the Series 2003-1 Tranche A Required Holders for the purpose of displaying rates or prices comparable to the LIBOR Base Rate) as of 11:00 a.m. (London time) on such date. If such rate does not appear on “Page 3750” on the Telerate Service of Bridge Information Services (or such other page as may replace that page on that service, or such other display as may be agreed to by the Company and the Series 2003-1 Tranche A Required Holders, for the purpose of displaying rates or prices comparable to the LIBOR Base Rate), then “LIBOR Base Rate” will be determined on the basis of rates at which deposits in Dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on any Floating Interest Rate Determination Date in respect of any Floating Interest Period, to prime banks in the London interbank market for a three month period commencing on the first day of such Floating Interest Period in amounts of $1,000,000 or more. The Company will request the principal London office of each of the Reference Banks to provide a quotation of its rate and the rate for that Floating Interest Period will be the arithmetic mean (rounded, if necessary, as provided above) of the quotations. “Reference Banks” shall mean the principal London offices of Bank of America, N.A., HSBC Bank plc and The Royal Bank of Scotland plc (or such other bank or banks as shall be agreed to by the Company and the Series 2003-1 Tranche A Required Holders).

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“London Banking Day” means any day on which commercial banks open for business (including dealings in foreign exchange and foreign currency deposits) in London, England.

“Make-Whole Amount” is defined in Section 8.9

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Guarantor and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Guarantor and its Subsidiaries taken as a whole, or (b) the ability of the Company or the Guarantor to perform its obligations under this Agreement or the Notes (in the case of the Company) or the Guarantees (in the case of the Guarantor), or (c) the validity or enforceability of this Agreement, the Notes or the Guarantees.

“Material Subsidiary” means, as of any date, any Subsidiary that (i) accounts for greater than 5% of the Consolidated Total Assets as of such date or (ii) accounted for greater than 5% of consolidated revenues of the Guarantor and its Subsidiaries for the most recently ended fiscal year of the Guarantor determined on a consolidated basis in accordance with U.K. GAAP.

“Memorandum” is defined in Section 5.3.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Net Subsidiary Indebtedness” means, as of any date, (i) the aggregate amount of Indebtedness of all Subsidiaries of the Guarantor as of such date, excluding (a) Indebtedness owing to either Obligor and (b) Indebtedness of Persons acquired after the date hereof, provided that such Indebtedness was not incurred or increased in anticipation of such acquisition and only to the extent that such Indebtedness was outstanding on the date of such acquisition, minus (ii) the aggregate amount of cash held by each such Subsidiary (either in hand or at a bank) to the extent of Indebtedness of such Subsidiary as determined in accordance with the preceding clause (i).

“Notes” is defined in Section 1.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company or the Guarantor, as applicable, whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by either Obligor or any ERISA Affiliate or with respect to which either Obligor or any ERISA Affiliate may have any liability.

“Pounds Sterling” or “£” means lawful money of the United Kingdom.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Purchaser” is defined in the first paragraph of this Agreement.

“QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

“Qualified Holder” means each Applicable Purchaser and any transferee of any Note from an Applicable Purchaser (or any other Qualified Holder) that has not given a notice to the Company pursuant to Section 6.3(b).

“Required Holders” means, at any time, the holders of greater than 50% in principal amount of the Series 2003-1 Notes at the time outstanding and the holders of greater than 50% in principal amount of the Notes of each other Series issued pursued to any Supplement, if any, at the time outstanding, each voting separately as a class (in each case, exclusive of Notes then owned by either Obligor or any of their respective Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company or the Guarantor with responsibility for the administration of the relevant portion of this agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time.

“Senior Financial Officer” means the Finance Director or Treasurer of the Company or the Guarantor, as applicable.

“Series” is defined in Section 1.1.

“Series 2003-1 Notes” is defined in Section 1.2.

“Series 2003-1 Tranche A Note Payment Date” means February 8, May 8, August 8 and November 8, of each year; provided that, if such Series 2003-1 Tranche A Note Payment Date falls on a day that is not a Business Day, such Series 2003-1 Tranche A Note Payment Date shall be the first following day that is a Business Day.

“Series 2003-1 Tranche A Notes” is defined in Section 1.2.

“Series 2003-1 Tranche A Required Holders” means, at any time, the holders of greater than 50% in principal amount of the Series 2003-1 Tranche A Notes at the time outstanding (exclusive of Series 2003-1 Tranche A Notes then owned by either Obligor or any of their respective Affiliates).

“Series 2003-1 Tranche B Notes” is defined in Section 1.2.

“Series 2003-1 Tranche C Notes” is defined in Section 1.2.

“Series 2003-1 Tranche D Notes” is defined in Section 1.2.

“Series 2003-1 Tranche E Notes” is defined in Section 1.2.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Guarantor.

“Supplement” is defined in Section 1.1.

“Tax” is defined in Section 5.9(b).

“Tax Event” means any amendment to, or change after the date of the Closing in, the laws, regulations or published tax rulings (including tax treaties and regulations with respect to such treaties) of any Applicable Taxing Authority.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

“U.K. GAAP” means generally accepted accounting principles as in effect from time to time in the United Kingdom.

SCHEDULE 4.9

CHANGES IN CORPORATE STRUCTURE

SCHEDULE 5.3

DISCLOSURE MATERIALS

SCHEDULE 5.4

SUBSIDIARIES AND OWNERSHIP OF

SUBSIDIARY STOCK

AFFILIATES

SCHEDULE 5.5

FINANCIAL STATEMENTS

SCHEDULE 5.8

CERTAIN LITIGATION

SCHEDULE 5.11

PATENTS, ETC.

SCHEDULE 5.14

USE OF PROCEEDS

SCHEDULE 5.15

EXISTING INDEBTEDNESS/LIENS

2

EXHIBIT 1

[FORM OF SERIES [    ] NOTE]

EXHIBIT 1-A

[FORM OF SERIES 2003-1 TRANCHE A NOTE]

EXHIBIT 1-B

[FORM OF SERIES 2003-1 TRANCHE B NOTE]

EXHIBIT 1-C

[FORM OF SERIES 2003-1 TRANCHE C NOTE]

EXHIBIT 1-D

[FORM OF SERIES 2003-1 TRANCHE D NOTE]

EXHIBIT 1-E

[FORM OF SERIES 2003-1 TRANCHE E NOTE]

EXHIBIT 2

FORM OF GUARANTEE

EXHIBIT 3

[FORM OF SUPPLEMENT]

4

Schedule A

to Supplement

INFORMATION RELATING TO PURCHASERS

5

Schedule 5

to Supplement

EXCEPTIONS TO REPRESENTATIONS

AND WARRANTIES

6

Exhibit 1 to

Supplement

[FORM OF SERIES [    ] NOTE]

7